Exhibit 99-B.8.47
AMENDMENT TO
SHAREHOLDER SERVICE AGREEMENT
FOR SALE OF AIM MUTUAL FUNDS

THIS AMENDMENT TO THE SHAREHOLDER SERVICE AGREEMENT (the "Amendment") is made and entered into as of the 1st day of October, 2000, by and among A I M Distributors, Inc. ("Distributor"), Aetna Investment Services, Inc. ("AISI") (now known as Aetna Investment Services, LLC), and Aetna Life Insurance and Annuity Company ("ALIAC").

WITNESSETH

WHEREAS, Distributor and AISI are parties to a Shareholder Service Agreement dated October 1, 1998 and amended with respect to Schedule A of the Agreement effective November 20, 1998 (the "Agreement"); and

WHEREAS, the parties now desire to modify the Agreement to i) add ALIAC as a party and (ii) to reflect that the business covered under the Agreement will now also include annuity contracts issued by ALIAC as described in a Participation Agreement for Retail Mutual Funds dated as of October 1, 2000 by and among AIM Equity Funds, Inc., AIM Funds Group (collectively, the "AIM Funds") and A I M Distributors, Inc. (the "Participation Agreement.")

NOW, THEREFORE, in consideration of the premises and mutual covenants and promises expressed herein, the parties agree as follows:

1.

ALIAC will provide distribution-related and personal shareholder services, as described in the Agreement, to customers who purchase annuity contracts that are funded by the AIM Funds in accordance with the provisions of the Participation Agreement.

2.

In consideration for ALIAC's provision of such services, Distributor will pay to ALIAC or to an affiliated broker-dealer of ALIAC as directed by ALIAC, fees with respect to the Funds that will be calculated and paid in the same manner as the payments to AISI described in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

A I M DISTRIBUTORS, INC.

By:	/s/ Michael J. Cemo
Name:	Michael J. Cemo
Title:	President

AETNA INVESTMENT SERVICES, INC.,
NOW KNOWN AS AETNA INVESTMENT SERVICES, LLC
By:	/s/ Laurie M. Tillinghast
Name:	Laurie M. Tillinghast
Title:	Pursuant to delegation of authority dated 8/12/98

AETNA LIFE INSURANCE AND ANNUITY COMPANY
By:	/s/ Laurie M. Tillinghast
Name:	Laurie M. Tillinghast
Title:	Vice President